UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
o Preliminary proxy statement.
o Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
x Definitive Proxy Statement.
o Definitive Additional Materials.
o Soliciting Material Pursuant to §240.14a-12.

            Shutterfly, Inc.
(Name of Registrant as Specified in its Charter)
______________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
x No fee required.
o Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
o Fee paid previously with preliminary materials.
o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

April 21, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Shutterfly, Inc. to be held at 1300 Island Drive, Redwood City, California 94065, on May 22, 2008, at 11:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Shutterfly, Inc. by voting on the business to come before this meeting.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY SUBMITTING YOUR INSTRUCTIONS BY INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.  Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Jeffrey T. Housenbold
Chief Executive Officer and President

SHUTTERFLY, INC.

2800 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Shutterfly, Inc., a Delaware corporation.  The meeting will be held at 1300 Island Drive, Redwood City, CA 94065 on May 22, 2008, at 11:00 a.m. local time for the following purposes:

            1. To elect two Class II directors to hold office until our 2011 Annual Meeting of Stockholders.
            2. To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
            3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 11, 2008.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer and President
Redwood City, California
April 21, 2008

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote your shares by submitting your instructions by Internet or by telephone, or complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

SHUTTERFLY, INC.

2800 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2008

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Shutterfly, Inc. is soliciting your proxy to vote at its 2008 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the accompanying proxy card.

We mailed this proxy statement, the accompanying proxy card and our annual report on or about April 21, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 11, 2008, the record date for the annual meeting, will be entitled to vote at the annual meeting.  At the close of business on the record date, there were 25,014,775 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent.  The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are two matters scheduled for a vote at the annual meeting:

● the election of two Class II directors to hold office until our 2011 Annual Meeting of Stockholders, and

● the ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

How do I vote my shares?

For the election of directors, you may either vote “For” the two nominees or you may “Withhold” your vote for any nominee you specify.  For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record:  Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

● To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

● To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

● To vote over the Internet, go to http://www.proxyvoting.com/sfly and follow the instructions to obtain your records and to create an electronic voting instruction form.

● To vote by telephone, dial 1-866-540-5760 using any touch-tone telephone and follow the instructions to transmit your voting instructions.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the voting instruction card to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How do I vote via the Internet or telephone?

If you wish to vote by Internet, go to http://www.proxyvoting.com/sfly and follow the instructions to obtain your records and to create an electronic voting instruction form.  If you wish to vote by telephone, dial 1-866-540-5760 using any touch-tone telephone and follow the instructions to transmit your voting instructions.  Please have your proxy card in hand when you vote over the Internet or by telephone.  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.  The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 21, 2008.  Mellon Investor Services will tabulate the votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 11, 2008, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors, officers and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please vote your shares listed on each proxy card.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

● you may submit another properly completed proxy with a later date;

● you may send a written notice that you are revoking your proxy to our Secretary at 2800 Bridge Parkway, Redwood City, California 94065; or

● you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy)

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 22, 2008, to our Secretary at 2800 Bridge Parkway, Redwood City, California 94065.  If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 7, 2009 but no earlier than February 6, 2009.  Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by Mellon Investor Services (“Mellon”).  Mellon has been appointed as the inspector of elections and is also Shutterfly’s transfer agent.  Mellon will separately count “For” and “Withhold” votes with respect to the election of directors and, with respect to any proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee (such as a broker) who holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power to do so and has not received specific voting instructions for that proposal from the beneficial owner.  Broker non-votes will be counted for the purpose of establishing whether a quorum is present, but will not be taken into account in determining the outcome of any of the proposals.  Abstentions will have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares.  If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items include a vote for directors and ratification of the appointment of accountants, as well as other proposals considered routine under the rules of the New York Stock Exchange.  On these matters, your broker, bank or other agent may vote shares held in street name even if you have not given them specific voting instructions.

How many votes are needed to approve each proposal?

      ● For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

      ● To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy.  At the close of business on the record date, there were 25,014,775 shares outstanding and entitled to vote.  Therefore, in order for a quorum to exist, 12,507,388 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of seven members and is divided into three classes, each of which has a three-year term.  The Class II directors are standing for re-election at this annual meeting to serve until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal.  The terms of the directors in Classes III and I expire at our 2009 and 2010 Annual Meetings of Stockholders, respectively.

The two nominees for Class II directors are Philip A. Marineau and Patricia A. House.  Each of the nominees is currently a director of Shutterfly and Mr. Marineau serves as our chairman of the Board of Directors.  None of the nominees was elected by our stockholders, as Ms. House was previously appointed by our Board of Directors prior to our initial public offering and Mr. Marineau was appointed by our Board of Directors in February 2007.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting.  The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Unless a stockholder provides different voting instructions to the proxy holders, shares represented by executed proxies will be voted “For” the election of the two nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors.  Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of April 11, 2008 for each nominee for Class II director and each person whose term of office as a Class III or I director will continue after the annual meeting.

Name	Age	Position
Jeffrey T. Housenbold	38	President, Chief Executive Officer and Director
Philip A. Marineau	61	Chairman of the Board
Patricia A. House	53	Director
Eric J. Keller	55	Director
Stephen J. Killeen	45	Director
Nancy J. Schoendorf	53	Director
James N. White	46	Director

Nominees for Election for a Three-year Term Expiring at the 2011 Annual Meeting

Philip A. Marineau has served on our Board of Directors since February 2007 and currently is the chairman of the Board.  From 1999 to 2006, Mr. Marineau served as the President and Chief Executive Officer of Levi Strauss, & Co. From 1997 to 1999, he served as President and Chief Executive Officer of Pepsi-Cola North America.  He currently serves on the Board of Directors of Kaiser Permanente, the Holy Family Day Home, the Golden Gate National Parks Conservancy, Consumer Global Acquisition Corporation, the Fritz Institute and Meredith Corporation where he serves as the chair of the Audit Committee.  Mr. Marineau holds a Bachelor of Arts degree from Georgetown University and a Master of Business Administration degree from Northwestern University.

Patricia A. House has served on our Board of Directors since January 2006.  Ms. House is a co-founder of Siebel Systems, Inc., a provider of enterprise applications and now a wholly owned subsidiary of Oracle Corporation.  From January 2001 to February 2006, Ms. House served as Siebel Systems, Inc.’s Vice Chairman, Co-Founder and Vice President of Strategic Planning.  From February 1996 to January 2001, she served as its Co-Founder and Executive Vice President and from July 1993 to February 1996 as its Co-Founder and Senior Vice President of Marketing.  She currently serves on the Board of Directors of BDNA Corporation, a provider of business software.  Ms. House holds a Bachelor of Arts degree in Education from Western Michigan University.

Directors Continuing in Office Until the 2009 Annual Meeting

Jeffrey T. Housenbold has served as our President, Chief Executive Officer and a director since January 2005.  Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005.  Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions of eBay from March 2001 to June 2001.  Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

James N. White has served on our Board of Directors since November 2005.  Mr. White has been a managing director at Sutter Hill Ventures, a venture capital firm, since October 2000.  Mr. White previously held senior executive positions at Macromedia, Inc., a software developer; Silicon Graphics, Inc., a provider of graphical computing workstations; and Hewlett-Packard Company.  Mr. White serves on the Board of Directors of numerous privately held companies.  Mr. White holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

Stephen J. Killeen has served on our Board of Directors since February 2007.  Mr. Killeen has been the Chief Executive Officer of The CarbonNeutral Company, a company that acts as a complete outsource solution provider to assist corporations in reducing their Green House Gas Emissions, since March 2007.  From November 2002 to March 2006, Mr. Killeen served as the President and Chief Executive Officer of WorldWinner, a casual gaming company that he successfully sold to London-based Fun Technologies.  From 2001 to November 2002, he served as President of TerraLycos, the world’s fourth-largest online media property.  He has served on the Board of Directors of Switchboard, Lycos Europe, Molecular and Marketing Services Group, and Junior Achievement of New England Mr. Killeen holds a Bachelor of Arts degree from Union College.

Directors Continuing in Office Until the 2010 Annual Meeting

Nancy J. Schoendorf has served on our Board of Directors since February 2004.  Ms. Schoendorf has been a managing partner with Mohr, Davidow Ventures, a venture capital firm, since June 1993.  Previously, she served as director of systems software development at Sun Microsystems, Inc., a provider of network computing products and services, from 1988 to 1989, as an officer and Vice President of Research and Development and Product Development at Software Publishing Corporation, an international supplier of business productivity software, from 1985 to 1988, and as an engineering section manager at Hewlett-Packard Company, a global technology company, from 1976 to 1985.  She currently serves on the Board of Directors of Agile Software Corporation, a provider of product lifecycle management solutions, as well as several privately held companies.  Ms. Schoendorf holds a Bachelor of Science degree in Computer Science and Mathematics from Iowa State University and a Master of Business Administration degree from the University of Santa Clara.

Eric J. Keller has served on our Board of Directors since March 2006.  Mr. Keller was the Chief Executive Officer of Movaris, Inc., a financial software company, from March 2004 to February 2007.  From September 2003 to February 2004 and from September 2001 to December 2001, Mr. Keller served as a consultant to various technology companies.  From January 2002 to September 2002, Mr. Keller served as interim Chief Financial Officer to Cardica, Inc., a medical device company.  From October 2002 to August 2003, he served as President and Chief Executive Officer of Endovasix, Inc., a medical device company.  From February 2000 to July 2001, Mr. Keller served as Chief Financial Officer of Corio, Inc., an enterprise application service provider.  Mr. Keller holds a Bachelor of Science degree in Industrial Relations from Cornell University and a Master of Business Administration degree from the University of California, Berkeley.

There are no family relationships among any of our directors and executive officers.

Executive Officers

The following is biographical information as of April 11, 2008 for our executive officers not discussed above.

Name	Age	Position
Mark J. Rubash	50	Chief Financial Officer
Stanford S. Au	47	Senior Vice President, Technology
Dwayne A. Black	40	Senior Vice President, Operations
T. Bernie Blegen	50	Vice President, Controller
Douglas J. Galen	46	Senior Vice President, Business and Corporate Development
John A. Kaelle	39	Vice President, Finance
Kathryn E. Olson	49	Chief Marketing Officer

Mark J. Rubash has served as our Chief Financial Officer since November 2007.  Prior to joining Shutterfly, Mr. Rubash was the Chief Financial Officer of Rearden Commerce from August 2007 to November 2007 and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. from February 2007 to July 2007.  Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc. from February 2001 to July 2005.  From January 2000 to November 2000, Mr. Rubash was the Chief Financial Officer at Critical Path, Inc.  From October 1987 to January 2000, Mr. Rubash was an audit partner at PriceWaterhouseCoopers, LLP, where he served as the Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice.  Mr. Rubash received his Bachelor of Science degree in Accounting from California State University, Sacramento.  Mr. Rubash is currently a member of the Board of Directors of Intuitive Surgical, Inc., a provider of advanced surgical systems, and Line 6, Inc., a privately-held music products manufacturer.

Stanford S. Au has served as our Senior Vice President, Technology since April 2006.  Prior to joining Shutterfly, Mr. Au served as Vice President of Engineering at WebEx Communications, Inc., a provider of online meeting services, from October 2003 to November 2005.  Previously, he was the Senior Vice President of Engineering at Virage, Inc., a provider of security and surveillance systems, from January 2002 to August 2003, and served as Vice President of Engineering and General Manager of the Internet Bill Presentment and Payment (IBPP) business at AOL Time Warner Inc., a media and communications company, from July 1997 to September 2001.  Mr. Au holds a Bachelor of Science degree in Electrical Engineering and Computer Science from the University of California, Berkeley.

Dwayne A. Black has served as our Senior Vice President, Operations since February 2007.  Prior to joining Shutterfly, Mr. Black held multiple positions at Banta Corporation, a leading provider of printing and digital imaging solutions to publishers and direct marketers owned by RR Donnelley, including Vice President of Operations, from 1994 to 2006.  Mr. Black attended the Engineering program at Purdue University.

T. Bernie Blegen has served as our Controller since October, 2007.  Prior to joining Shutterfly, Mr. Blegen served as Vice President, Finance, Corporate Controller at Credence Systems Corporation, a manufacturer of automatic test equipment that serves the semiconductor industry, from February 2006 to September 2007.  Previously, he was the Senior Director of Finance at Xilinx, Inc., a supplier of CMOS programmable logic and related development system software, from April 2002 to January 2006.  Mr. Blegen holds a Bachelor of Arts degree in Economics from the University of California, Santa Barbara.

Douglas J. Galen has served as our Senior Vice President, Business and Corporate Development since March 2005.  Prior to joining Shutterfly, Mr. Galen served as President of Fourth Fleet Financial Inc., an auto finance company, from March 2004 to March 2005, as Vice President of New Ventures for eBay from April 2001 to March 2004, and Vice President of Sales and Business Development for E-LOAN, Inc., a provider of loans, lines of credit and credit card referrals, from June 1997 to December 2000.  Mr. Galen serves on the Board of Directors of Positive Coaching Alliance.  He holds a Bachelor of Arts degree in Economics and a Master of Business Administration degree in Real Estate and Finance from the University of California, Berkeley.

John A. Kaelle has served as our Vice President, Finance since October 2004.  Prior to joining Shutterfly, Mr. Kaelle was a Vice President in the Mergers and Acquisitions group at Thomas Weisel Partners LLC, an investment banking firm, from August 2000 to July 2004.  Previously, he was the Assistant Controller at TriNet Corporate Realty Trust, Inc., a real estate investment trust, from April 1997 until July 1998.  Mr. Kaelle holds a Bachelor of Arts degree in Economics from the University of Michigan, a Masters degree in Taxation from Golden Gate University and a Master of Business Administration degree in Finance from The Wharton School at the University of Pennsylvania.  Mr. Kaelle is a certified public accountant in the State of California.

Kathryn E. Olson has served as our Chief Marketing Officer since May 2007.  Prior to joining Shutterfly, Ms. Olson served as Chief Marketing Officer at Leapfrog, Inc., an educational toy company, from October 2004 to September 2006.  Previously, she was the Vice President of Consumer Marketing at The Wm. Wrigley Jr. Company, a confectionery company, from September 2001 to September 2004.  From September 1999 to February 2001 Ms. Olson served as Executive Vice President of Marketing for Nordstrom.com, where she launched and helped establish its Internet apparel site.  From August 1997 to August 1999 Ms. Olson served as the Vice President of Global Marketing for Monsanto Life Sciences, from November 1986 to July 1997 where she held various positions with The Quaker Oats Company including lead roles with the Gatorade and Pet Foods brands. Ms. Olson holds a Bachelor of Science degree in Marketing from the University of Illinois and a Masters of Business Administration degree from the University of Chicago.

Independence of the Board of Directors and its Committees

As required under The NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board.  Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Shutterfly, Inc., our senior management and our independent registered public accounting firm, our Board of Directors believes that six of our directors are independent as required by the rules of The NASDAQ Stock Market: Philip A. Marineau, Patricia A. House, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf and James N. White.

Ms. Schoendorf and Mr. White are affiliated with two of our principal stockholders, Mohr, Davidow Ventures and Sutter Hill Ventures, respectively, and were appointed to our Board of Directors under the provisions of a voting agreement between us and certain of our stockholders prior to our initial public offering.  Upon the completion of our initial public offering, the voting agreement was terminated.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.  All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee.  The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2007, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Governance Committee
Patricia A. House	X		X	*
Eric J. Keller	X	*
Stephen J. Killeen (1)			X		X	*
Nancy J. Schoendorf			X		X
James N. White (2)	X				X
Total meetings in fiscal year 2007	10		8		1

 * Committee Chairperson

    (1) Mr. Killeen joined the Board and the committees on which he serves on February 6, 2007.
    (2) Mr. White was replaced by Mr. Killeen as chair of the Governance Committee on February 6, 2007.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Audit Committee oversees the integrity of our accounting and financial reporting process and the audits of our financial statements.  Among other matters, the Audit Committee is directly responsible for the selection, compensation, retention and oversight of our independent registered public accounting firm; reviewing our independent registered public accounting firm’s continuing independence; approving the fees and other compensation to be paid to our independent registered public accounting firm; pre-approving all audit and non-audit related services provided by our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm the results of the quarterly and annual financial statements; reviewing and discussing with management and our independent registered public accounting firm our selection, application and disclosure of our critical accounting policies; discussing with our independent registered public accounting firm both privately and with management the adequacy of our accounting and financial reporting processes and systems of internal control; reviewing any significant deficiencies and material weaknesses in the design or operation of the internal control over financial reporting; and annually reviewing and evaluating the composition and performance of the Audit Committee, including the adequacy of the Audit Committee charter.

The current members of our Audit Committee are Eric J. Keller, who is the chair of the Audit Committee, James N. White and Patricia A. House.  We believe that each of Mr. Keller, Mr. White and Ms. House is (a) an “independent director” under the applicable rules and regulations of The NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.  Mr. Keller is our Audit Committee financial expert, as defined under applicable SEC rules.  We believe that each member of our Audit Committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Compensation Committee evaluates, recommends and approves arrangements, plans, policies and programs relating to compensation and benefits of our officers and employees.  Among other matters, the Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on such evaluations; administering and interpreting our cash and equity-based compensation plans; annually reviewing and making recommendations to the Board of Directors with respect to all cash and equity-based incentive compensation plans and arrangements; and annually reviewing and evaluating the composition and performance of the Compensation Committee, including the adequacy of the Compensation Committee charter.  The Compensation Committee engages outside consultants to provide compensation data and consulting services.  In 2007, such experts included Watson Wyatt Worldwide and Towers Perrin.  The committee has delegated authority to our Chief Executive Officer to grant equity awards for up to 35,000 shares of common stock to employees, who are not directors of the company or executive officers.

The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources.  Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer, the Vice President, Human Resources and Vice President, Legal.  The Compensation Committee’s chairman reports the committee’s recommendations on executive compensation to the Board.  The Compensation Committee reviews the total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

The current members of our Compensation Committee are Patricia A. House, who is the chair of the Compensation Committee, Nancy J. Schoendorf and Stephen J. Killeen.  We believe that each of Ms. House, Ms. Schoendorf and Mr. Killeen is (a) an “independent director” under the applicable rules and regulations of The NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Governance Committee

The Governance Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the structure and composition of our Board of Directors and committees of the Board of Directors.  Among other things, the Governance Committee is responsible for identifying, evaluating and nominating candidates for appointment or election as members of our Board of Directors; developing, recommending and evaluating a code of conduct and ethics applicable to all of our employees, officers and directors and a code applicable to our chief executive officer and a senior finance department personnel; recommending that our Board of Directors establish special committees as may be necessary or desirable from time to time; recommending policies and procedures for stockholder nomination of directors and annually reviewing and evaluating the composition and performance of the Governance Committee, including the adequacy of the Governance Committee charter.

  The current members of our Governance Committee are Stephen J. Killeen, who is the chair of the Governance Committee, James N. White and Nancy J. Schoendorf.  We believe that each of Mr. Killeen, Mr. White and Ms. Schoendorf is (a) an “independent director” under the applicable rules and regulations of The NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

All nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity.  The Governance Committee’s goal is to identify potential directors who can make significant contributions to our ability to fulfill our vision and mission, uphold our company values and achieve our corporate goals.  The Governance Committee may from time to time assess the appropriate skills and characteristics required of our Board of Directors, including such factors as independence, diversity, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business and industry, and willingness to devote adequate time and effort to Board of Director responsibilities.  In evaluating potential candidates for the Board of Directors, the Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.  Each member of our Board of Directors is expected to thoroughly prepare for, attend and actively participate in meetings of the Board of Directors and committees on which they serve.

The Governance Committee will consider director candidates recommended by stockholders.  The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.  Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s annual meeting?” in this proxy statement.  Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the class and number of our shares that are owned beneficially by such stockholder as of the date of the submission; and the candidate’s written consent to being named in such proxy statement as a nominee and to serving as a director if elected.  To date, the Governance Committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board of Directors met six (6) times during the last fiscal year.  During 2007, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders.  This is the second year we will be having an annual meeting as a public company.  All of our directors and nominees attended our 2007 Annual Meeting of the stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Company’s Secretary, at 2800 Bridge Parkway, Redwood City, California 94065.  The Company’s Secretary will forward the communication to the Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors.  None of the members of our Compensation Committee has at any time been one of our officers or employees.  None of our executive officers serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees.  We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer.  These codes are available on our website at http://www.shutterfly.com.  If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and is seeking ratification of such selection by our stockholders at the annual meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 2001.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice.  If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Shutterfly and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2007 and 2006.  All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2007	2006
Audit Fees(1)	$1,804,100	$1,593,100
Audit-related Fees	---	---
Tax Fees	17,700	25,500
All Other Fees	1,500	1,500
Total Fees	$1,823,300	$1,620,100
_______________________________________

(1)
  Represents fees for services rendered for the audit and/or reviews of our financial statements.  Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents), and assistance in responding to SEC comment letters.

Audit Fees

Audit fees of PricewaterhouseCoopers LLP during the 2007 and 2006 fiscal years include the aggregate fees incurred for the audits of the Company’s annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in the Company’s Forms 10-Q.  In 2007, the audit fees also included the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.  In addition, included in 2006 were fees and expenses of $642,750 for services related to our initial public offering.

Tax Fees

Tax fees include the aggregate fees billed for services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

Other fees include the aggregate fees for access to online accounting and tax research software applications and data.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm.  This policy is set forth in the charter of the Audit Committee and available at www.shutterfly.com.

The Audit Committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as the independent registered public accounting firm of the company’s consolidated financial statements and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 11, 2008:

● each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

● each of our directors;

● each named executive officer as set forth in the summary compensation table below; and

● all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 11, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 25,014,775 shares of our common stock outstanding on April 11, 2008.  Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Approx. Percentage
5% Stockholders:
Entities affiliated with James H. Clark (1)	5,354,202	21%
Wells Fargo & Co and affiliated entities (2)	2,364,913	9%
Delaware Management Holdings Co., Inc. and affiliated entities (3)	1,808,882	7%
Directors and Executive Officers:
Nancy J. Schoendorf (4)	60,548	*
James N. White (5)	326,026	1%
Patricia A. House (6)	54,806	*
Eric J. Keller (7)	67,373	*
Philip A. Marineau (8)	38,690	*
Stephen J. Killeen (9)	23,135	*
Jeffrey T. Housenbold (10)	1,306,896	5%
Mark J. Rubash (11)	---	*
Stanford S. Au (12)	195,000	*
Dwayne A. Black (13)	42,186	*
Douglas J. Galen (14)	215,000	*
Stephen E. Recht (15)	250,851	*

All 15 directors and executive officers as a group (16)	2,427,160	9%
______________________________________

*         Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Entities affiliated with James H. Clark stated in its Schedule 13G filed February 14, 2008 that, of the 5,354,202 shares beneficially owned, it has (a) 4,760,120 shares held by Monaco Partners, L.P., (b) 17,000 shares held by JHC 2000 LLC, (c) 125,000 shares held by Woodside Ventures Limited Partnership and (d) 452,082 shares held by JHC Investments, LLC.  James H. Clark is the owner of Clark Ventures, Inc., which is the general partner of Monaco Partners, L.P. and is the managing member of JHC 2000 LLC.  Monaco Partners, L.P. is the general partner of Woodside Ventures Limited Partnership and is the managing member of JHC Investments, LLC.  Mr. Clark has sole voting and investment power over the shares held by Monaco Partners, L.P., JHC Investments LLC, JHC Investments 2000, LLC and Woodside Ventures Limited Partnership.  The address of Mr. Clark is 1700 Seaport Blvd., 4th Floor, Redwood City, CA 94063 and the address of the entities listed above is 777 East William Street #201, Carson City, NV 89701.  Mr. Clark is a former member of our Board of Directors.

(2)
Wells Fargo & Company stated in its Schedule 13G filing with the SEC on February 6, 2008 that, of the 2,364,913 shares beneficially owned, it has (a) sole voting power with respect to 1,591,149 shares, (b) sole dispositive power with respect to 2,361,228, and (c) shares with neither voting nor dispositive power with respect to 3,685 shares.  According to the 13G filing, the address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 9416.

(3)
Delaware Management Holdings Company, Inc. stated in its Schedule 13G filing with the SEC on February 8, 2008 that, of the 1,808,882 shares beneficially owned, it has (a) sole voting power with respect to 1,797,085 shares, (b) shares voting power with respect to 1,066 and (c) sole dispositive power with respect to 1,808,882, and (d) shares with neither voting nor dispositive power with respect to any shares.  According to the 13G filing, the address of Delaware Management Holdings Company, Inc. is 2500 Market Street, Philadelphia, PA 19103.

(4)
Based solely on an Amended Schedule 13G filed February 8, 2008, Ms. Schoendorf has sole voting power and dispositive power with respect to all 60,548 shares.  The address of Ms. Schoendorf is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(5)
Based solely on an Amended Schedule 13G filed February 13, 2008, consists of (a) 259,340 shares held by Sutter Hill Ventures, a California Limited Partnership (“SHV”), (b) 1,684 shares held by SHV Profit Sharing Plan for the benefit of James N. White, (c) 20,820 shares held by James N. White and Patricia A. O’Brien as Trustees of The White Family Trust U/A/D 4/3/97, and (d) 25,555 shares subject to options that are exercisable within 60 days of April 11, 2008.  Mr. White has shared voting and investment power with respect to the shares held by SHV, sole voting and investment power with respect to the shares held by SHV Profit Sharing Plan for the benefit of James N. White and shared voting and investment power with respect to the shares held by The White Family Trust.  Mr. White disclaims beneficial ownership of shares held by SHV and The White Family Trust except to the extent of his individual pecuniary interest in SHV and The White Family Trust.  The address of SHV and Mr. White is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304-1005.  The number of shares beneficially owned also consists of 25,555 shares subject to options that are exercisable within 60 days of April 11, 2008.

(6)	Consists of 54,806 shares subject to options that are exercisable within 60 days of April 11, 2008.

(7)	Consists of 67,373 shares subject to options that are exercisable within 60 days of April 11, 2008.

(8)	Consists of 38,690 shares subject to options that are exercisable within 60 days of April 11, 2008.

(9)	Consists of 23,135 shares subject to options that are exercisable within 60 days of April 11, 2008.

(10)	Consists of 1,306,896 shares subject to options that are exercisable within 60 days of April 11, 2008.

(11)	Mr. Rubash’s shares will first vest as to 25% of the grant on November 29, 2008.

(12)	Consists of 195,000 shares subject to options that are exercisable within 60 days of April 11, 2008.

(13)	Consists of 42,186 shares subject to options that are exercisable within 60 days of April 11, 2008.

(14)	Consists of 215,000 shares subject to options that are exercisable within 60 days of April 11, 2008.

(15)	Consists of 250,851 shares which Mr. Recht exercised and held as of February 9, 2008. Mr. Recht resigned as our Chief Financial Officer effective November 29, 2007.

(16)	Consists of 2,427,160 shares which include shares subject to options that are exercisable within 60 days ofApril 11, 2008. Total includes all current directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that the Form 3 for Philip Marineau was filed twelve days late, and the Form 3 for Stephen Killeen was filed thirteen days late.

EXECUTIVE COMPENSATION

 Compensation Discussion and Analysis

            This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation table and other tables and narrative that follow.  This section describes (1) the objectives and philosophy underlying our executive compensation policies and decisions; (2) the primary elements of our executive compensation program; (3) the process by which we establish executive compensation programs and awards; (4) our 2007 compensation programs and awards earned in 2007 under those programs by our Chief Executive Officer, Chief Financial Officer and other executive officers listed in the Summary Compensation tables below; and (5) the reasons for our decisions regarding their compensation.  We refer to these executive officers as our named executive officers elsewhere in this proxy statement.  The Compensation Committee of our Board of Directors (the “Committee”) plays an active role in all aspects of executive compensation.

 Our Vision, Mission and Compensation Objectives

 The objective of our executive compensation program is to attract, motivate and retain the exceptional leaders we need to fulfill our vision and mission, uphold our company values and achieve our corporate goals.  These elements are described below.

 Our Vision: Our vision is to make the world a better place by helping people share life’s joy.

 Our Mission: Our mission is to build an unrivaled service that enables deeper, more personal relationships between our customers and those who matter most in their lives.

 Our Values: We passionately pursue excellence in everything we do.  We inspire customers and each other to be creative and to achieve more than was thought possible.  We act as owners of Shutterfly, doing the right thing proactively, decisively and based on facts.  We are committed to supporting each other and providing great service, quality and value to our customers.  We treat each other and our customers as we would want to be treated.

 Our Corporate Goals: We establish specific corporate and financial goals each year.  Our executive compensation programs and decisions are designed to reward our employees for achieving Shutterfly’s corporate and financial goals.  The specific goals, and their relationship to compensation, are discussed more fully below.

More specifically, our executive compensation programs are designed to:

● Attract executives who have the skills and experience necessary to achieve our corporate goals.
● Reinforce a sense of ownership, urgency and overall entrepreneurial spirit among executives by rewarding them fairly over time, and by linking virtually all of their compensation in excess of base salary to achievement of  measurable corporate and individual performance objectives.

● Retain those individuals who continue to perform at a high level.

 Compensation Philosophy

            Our compensation philosophy provides the guiding principles for structuring a compensation program that meets the objectives outlined above.

● Compensation Should Reflect our Pay for Performance Culture.   A core element of our compensation philosophy is our firm belief that pay should be directly linked to performance.  Accordingly, a significant portion of executive compensation is contingent on, and varies based on, achievement of corporate and individual performance goals.

● Compensation Level and Mix Should Reflect Responsibility and Accountability.  Total compensation is higher for individuals with greater responsibility, greater ability to influence our achievement of our corporate goals, and greater accountability for those goals.  As responsibility increases, a greater portion of the executive’s total compensation is performance-based pay, contingent on the achievement of company and individual performance goals.  Equity-based compensation is accordingly higher for executives with higher levels of responsibility and accountability for results.  A significant portion of their total compensation is dependent on long-term stock appreciation.

● Compensation Should Enhance Stockholder Value.   Compensation should focus management on achieving its short-term (annual) results in a manner that also supports our long-term success and profitability.  Annual performance-based pay creates incentives for achieving results that enhance stockholder value in the short term, while stock options serve to align the interests of our executives with our stockholders over a longer time frame.

● Compensation Should be Reasonable and Responsible.   Shutterfly’s overall executive compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve company goals.  At the same time, we believe that compensation should be set at reasonable and fiscally responsible levels.

   Compensation Programs

Our executive compensation currently has three primary components:

● Base salary

● Annual performance-based cash bonuses

● Equity awards

    Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, employee assistance program, short-term and long-term disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees.

            We view the three primary components of executive compensation as related but distinct.  We do not believe that total compensation should be derived from one component, or that significant compensation from one component should negate or reduce compensation from other components.

            The Committee determines the appropriate level for each compensation component based primarily on (1) competitive benchmarking consistent with our recruiting and retention goals; (2) internal consistency; and (3) other relevant considerations such as rewarding extraordinary performance.  Compensation (salary, bonus and equity) is set at competitive levels.  In addition, equity compensation is established at a level that will provide the opportunity for an executive to be well rewarded if our stockholders’ investments also perform well.  The Committee believes it is important to achieve an appropriate balance between current compensation (salary and bonus) and long-term compensation (equity), as well as between cash and non-cash compensation.  The Committee believes that the more senior an executive is, the more of his or her compensation should be “at risk,” and subject to performance.  “At risk” means the executive will not realize full value unless performance goals, the majority of which are directly tied to Company performance, are achieved (for bonuses) or our stock price appreciates (for stock options).

 Base Pay

The Committee sets executive base compensation at a level it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall corporate goals.  In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals established for the executive, the executive’s past job performance, and competitive salary practices at companies with whom we compete for executives.

 Annual Performance-Based Cash Bonuses

Our executive bonuses reward executives for achieving key corporate and financial objectives and individual goals.  We use cash bonuses to reward performance and achievements with a time horizon of one year.  Generally, the Committee establishes both target financial objectives and individual objectives each year so that the relative difficulty of achieving the objectives is roughly consistent from year to year.  Over the past several years, the Company’s performance has ranged from exceeding the target level corporate objectives, to meeting the objectives and failing to achieve the objectives.  The level of achievement of individual performance objectives has also varied by individual in any given year, as well as by the named executive officers as a group from year to year.

On February 6, 2007, the Board approved a formal performance-based bonus plan for fiscal 2007 (the “2007 Bonus Plan”), in which all employees, including the named executive officers, were eligible to participate.  The target bonus pool for all employees, including the named executive officers, was $1 million for 2007, which, at the discretion of the Committee, could be adjusted upward if our financial performance exceeded 2007 targets, up to a total bonus pool not to exceed $2.76 million.  Based on 2007 Company performance, the Committee increased the bonus pool to $1.39 million, including bonuses for named executive officers.

Bonus target levels for the named executive officers under the 2007 Bonus Plan were determined based on contractual commitments, the executive’s job level and salary grade, survey data purchased from the Radford Executive Survey, and other industry data provided by Towers Perrin, a global leader in all aspects of executive and nonemployee director compensation programs.  We participate in the Radford Executive Survey annual compensation survey and in exchange receive peer group executive compensation analysis and access to market data for all non-executive employees.

In the Committee’s discretion, the amounts of actual bonus awards under the 2007 Bonus Plan could be higher or lower than the target levels, based on achievement of Company and individual goals.  Actual bonuses for the named executive officers were paid in March 2008, based on (1) our achievement of specified revenue and earnings before interest, taxes, depreciation and amortization (including amortization of stock based compensation) (“Adjusted EBITDA”) targets, as may be adjusted by the Board of Directors in its discretion, and (2) on each executive’s achievement of his or her individual objectives.  The Committee selected these measures because the Company, its investors and the financial community believe they are among the most important factors in evaluating the growth and profitability of our business.

Stock Options

We use stock options as a long-term incentive vehicle for several reasons:

● In the technology sector, equity awards are a major factor in attracting and retaining executive officers. Salary and bonus levels are secondary considerations to most executives.
● Stock options foster employee stock ownership and focus executives on increasing long-term value for the stockholders.  Thus, options reflect our compensation philosophy of aligning the interests of executives with those of our stockholders.

● Stock options are performance-based.  Their intrinsic value depends entirely on an increase in the stock price above the option exercise price.  All of our options are granted with an exercise price no less than the fair market value of the stock on the grant date.

● The vesting period for all employees including executives is four years, which encourages executive retention.  The options vest at a rate of 25% on the one-year anniversary of the vesting start date, and then monthly for an additional three years, so that each option is fully vested no later than four years into the ten-year option term.

    Our 2006 Equity Incentive Plan (the “2006 Plan”) was approved by our stockholders in conjunction with our initial public offering in September 2006.  It is the successor plan to our 1999 Stock Plan (the “1999 Plan”), which was terminated on September 29, 2006.  The 1999 Plan will continue to govern all awards granted through September 29, 2006, even if they have not yet been exercised.  The 2006 Plan gives the Committee more latitude to design stock-based incentive compensation by granting restricted stock awards, stock bonuses, stock appreciation rights and restricted stock units in order to promote high performance and achievement of corporate goals, and to encourage the growth of stockholder value.
            In determining the number of options to be granted to executive officers, the Committee takes into account the individual’s position and scope of responsibility, the vesting period (and thus, retention value) remaining on the executive’s existing options, the executive’s ability to affect profitability and stockholder value, the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies, and the value of stock options in relation to other elements of total compensation.  In making equity decisions, the Committee evaluates these factors and takes them into consideration to maximize retention and performance, and to further align our executives with stockholder interests.

In order for executives to participate in our 2007 annual stock option program, he or she must meet individual performance objectives, which are set by the chief executive officer and presented to the Committee for review and discussion.

 Tax and Accounting Considerations

    We record cash compensation as services are performed and the compensation is earned.  Historically, all cash compensation we have paid has been tax deductible for us.  Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to named executive officers that is not performance-based is not tax deductible to us.  The deductibility of compensation to the named executive officers in 2007 was not affected by the limitations of Section 162(m), and we expect the same for 2008.  However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that, in the future, we may enter into compensation arrangements under which payments are not deductible under Section 162(m).

             We account for equity compensation paid to our executives and employees in accordance with SFAS No. 123R, which requires us to estimate and record a non-cash expense over the term of the equity compensation award.  The amounts appearing in the “Option Awards” column of the Summary Compensation Table in this proxy are calculated in accordance with SFAS No. 123R.  Any gain recognized by employees from the exercise of nonqualified stock options is tax-deductible for us.  However, gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee.  A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date.  The employee is taxed on the gain at ordinary income tax rates.  In addition, if in the future we grant awards of restricted stock or restricted stock units that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

 Overview of the Executive Compensation Process

     Role of the Compensation Committee

The Committee makes all decisions regarding compensation (including salary and bonus levels and specific bonus and equity awards) for all of our executive officers, including our named executive officers.  The Committee meets on a regular basis and at other times as needed.  At the Committee’s request, Committee meetings typically have included, for all or a portion of each meeting, our Chief Executive Officer, our Chief Financial Officer, our Vice President, Human Resources, our Vice President, Legal and/or our outside corporate legal counsel.

            The Committee generally conducts an annual review of our executive officers’ compensation to assess whether compensation programs and decisions (1) are aligned with our vision, mission, values and corporate goals; (2) provide appropriate short-term and long-term incentives and motivation to our executive officers; and (3) are competitive with compensation for comparable officers in companies with which we compete for executives.  In its review, the Committee examines benchmarking and survey data (see “Our Peer Group and Benchmarking of Executive Compensation” as well as information developed internally.  The Chief Executive Officer annually evaluates the performance of each member of the senior executive team other than himself.  He makes recommendations to the Committee regarding salary adjustments for the current year, as well as performance bonus payments and equity awards based on performance of the Company and individual performance of each executive during the preceding year.  The conclusions reached and recommendations based on these evaluations are presented to the Committee.  The Committee, in its sole discretion, determines whether to accept, modify or reject any recommended adjustments or awards to the senior executives.  The Committee evaluates the performance of the Chief Executive Officer each year and makes all decisions regarding salary adjustments, bonus payments and equity awards.

 Our Peer Group and Benchmarking of Executive Compensation

In the first quarter of 2006, Shutterfly engaged Watson Wyatt Worldwide to identify a peer group of companies for purposes of benchmarking executive compensation.  Watson Wyatt’s role was mainly to provide competitive data from approved peer group and Radford data.  In the fourth quarter of 2006, Watson Wyatt provided data to the Committee on companies to be included in the peer group to reflect changes in Shutterfly’s situation — most importantly, its status as a public company with a readily ascertainable market capitalization.  Based on information provided by Watson Wyatt, the Committee considered and approved a new peer group of companies (the “2007 Peer Group”) of publicly-traded Software, Internet, and E-commerce companies and companies that financial analysts use to value Shutterfly.  The specific companies were selected primarily based on similar annual revenues (average of $150M) and market capitalization (average of $455M).  We used this criteria because these are companies in similar industries, with similar complexities and growth attributes, and with primary sales channels via the Internet.

           The 2007 Peer Group consisted of the following companies:

1800 Flowers.com, Inc.	Red Envelope Inc.
Audible, Inc.	Stamps.Com, Inc.
Blue Nile, Inc.	TheStreet.com, Inc.
Drugstore.com, Inc	TravelZoo, Inc.
InnerWorkings, Inc.	VistaPrint, Ltd.
The Knot, Inc.	Websidestory, Inc.
Loopnet, Inc

When determining the composition of the 2007 Peer Group, the Committee considered companies with comparable e-commerce business models, similar operating history and similar market capitalization.  The following companies were added to the 2007 Peer Group:  1800 Flowers.com, Inc., Drugstore.com, Inc., InnerWorkings, Inc., The Knot, Inc. and Loopnet, Inc., while Celebrate Express, iVillage, Jamdat Mobile, NetRatings, WebMD Health Holdings and ZipRealty were removed from consideration.  The reasons for removing these companies from the 2007 Peer Group include acquisition or change in business model or the company no longer fit the criteria outlined above.

     At its February 2007 meeting, the Committee reviewed the executive compensation information that Watson Wyatt gathered from 2007 Peer Company proxy statements and Statements of Beneficial Ownership filings with the SEC, as well as data obtained as a result of our participation in the Radford/AON 2006 Total Compensation Survey.  After the review, the Committee (a) set 2007 executive officer base salaries at approximately the 75th percentile for the 2007 Peer Group for executives, (b) set 2007 annual bonus target levels at the 50th percentile of the 2007 Peer Group for executives, and (c) set stock option grants as a percentage of outstanding shares at or near the 75th percentile for executives in similar positions as our 2007 Peer Group.

    The Committee believes that these percentile levels represent appropriate compensation levels because it will allow us to attract and retain the exceptional leaders we need to fulfill our vision and mission, uphold our company values and achieve our corporate goals.  In addition, the Committee believes these percentiles are consistent with our philosophy of ensuring that compensation decisions promote both the short-term and long-term interests of stockholders.  In instances where an executive officer is uniquely critical to our success, the Committee may establish compensation levels in excess of these percentiles.  The Committee realizes that using a single benchmark may not always be appropriate, but it believes that benchmarking data from a variety of sources is an important factor in ensuring that we maintain executive compensation at a competitive level.

 Fiscal 2007 Compensation

 2007 Salaries

At its February 2007 meeting, the Committee approved 2007 salary increases for all of the named executive officers who were with the company in 2006.  Salaries for our named executive officers (except for Mr. Au) had not been increased in 2005 or 2006, so increases were necessary to bring salaries more in line with the Committee’s target of approximately the 75th percentile for the 2007 Peer Group.  Within that general guideline, the Committee determined specific increases for each named executive officer by considering the executive’s qualifications and experience, scope of responsibilities, future potential, achievement of specific goals established for the executive, and the executive’s past job performance.  The specific increases were as follows: Mr. Housenbold from $275,000 to $300,000 (an increase of 9%); Mr. Recht from $235,000 to $250,000 (an increase of 6%); and Mr. Galen from $225,000 to $240,000 (an increase of 7%).  Mr. Au was hired in 2006 with a salary that was competitive with the Compensation Peer Group at the time, so his increase was smaller than the increases for the other named executive officers.  Mr. Au’s salary was increased from $235,000 to $244,000, an increase of 4%.  Mr. Black, Ms. Olson and Mr. Rubash joined the Company in February 2007, May 2007 and November 2007, respectively, and therefore their salaries reflected the 75th percentile for the 2007 Peer Group.

2007 Cash Bonuses

      Under the 2007 Bonus Plan, the target bonus pool for all employees, including the named executive officers, was $1 million for 2007, which, at the discretion of the Committee, could be adjusted upward if our financial performance exceeded 2007 targets.  The minimum revenue and Adjusted EBITDA against which partial bonuses were payable were $168 million and $30.4 million, respectively.  Our actual revenue and Adjusted EBITDA were $186.7 million and $32.9 million, respectively.  Based on fiscal 2007 Company performance, the Committee increased the bonus pool to $1.39 million, including named executive officers.  The 2007 bonuses were accrued in 2007 and paid in March 2008.

      At the Company’s January 2008 meeting, the Committee discussed and approved the cash bonus to be awarded to the Chief Executive Officer, Jeffrey Housenbold, with respect to fiscal 2007 performance.  In doing so, the Committee considered (1) achievement of corporate and financial goals in accordance with the 2007 Bonus Plan; (2) achievement of individual performance objectives; and (3)  the terms in his employment contract.  Under the terms of his employment agreement, Mr. Housenbold is entitled to receive a minimum bonus of 50% of his base salary.

      At the Company’s February 2008 meeting, the Committee discussed and approved the cash bonuses to be awarded to the named executive officers (other than the Chief Executive Officer) with respect to fiscal 2007 performance.  In doing so, the Committee considered (1) achievement of corporate and financial goals in accordance with the 2007 Bonus Plan, and (2) achievement of individual performance objectives.  The Committee also took into account each executive officer’s individual accomplishments against their pre-established objectives, which generally focused on strategic initiatives such as (a) increasing new customers; (b) increasing the lifetime value of a customer; (c) increasing free cash flow; (d) differentiating the Company from its competitors; and (e) creating a great place to work.  For executives who report directly to our Chief Executive Officer, the target bonus as a percentage of base salary is 30%.  For other named executives who do not report directly to our Chief Executive Officer, the target bonus as a percentage of base salary is 25%.

    Based on Company and individual performance, including an executive’s contribution to the accomplishment of the Company’s strategic and functional initiatives set forth above, the Committee made discretionary adjustments to the 2007 bonus payment amounts as it deemed appropriate and awarded bonuses to the named executive officers in the amounts set forth in the Summary Compensation Table.
2007 Equity Awards

At its February 2007 meeting, the Committee approved additional stock option grants for the Chief Executive Officer commensurate with our compensation philosophy outlined above.  The stock option grant was made in conjunction with the chief executive officer’s anniversary of his hire date.  At its November 2007 meeting, the Committee approved additional stock option grants for the eligible named executive officers commensurate with our compensation philosophy outlined above.  The amounts and other details of the grants for the named executive officers are shown in the table entitled “Grants of Plan-Based Awards.”  The amounts granted to the named executive officers were determined by the Committee to be the appropriate amount necessary for long-term retention of those individuals.

 Stock Option Practices – Grants

            Prior to December 2006, we did not have any formal policies regarding timing of equity grants.  Because we were not a public company, we did not make equity grants in connection with the release or withholding of material non-public information.  After our initial public offering, in December 2006, the Committee adopted practices for awarding equity grants on specific, pre-designated dates, in order to prevent equity grants from being made in connection with the release or withholding of material non-public information.

 Stock Option Practices – Exercise Prices

Since our initial public offering, the exercise price for all equity awards has been and will continue to be the closing price of our common stock on the NASDAQ Global Market on the grant date.  If the NASDAQ is closed for trading on that date, the exercise price shall be the closing price on the next trading day.

Severance and Change of Control Payments

We have entered into employment, termination of employment and change-in-control arrangements with certain executive officers.  Our Board of Directors decided to provide these employment, severance and change of control arrangements to enable us to induce these executives to work at a small, dynamic and rapidly growing company where their long-term compensation would largely depend on future stock appreciation.  The arrangements mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring company.  In such a situation, acceleration of vesting is necessary to encourage retention of the executive through the conclusion of the acquisition, in order to allow for a smooth transition of management which will provide greater stockholder value.  For a detailed description of these severance and change of control benefits, please see the discussion under “— Executive Compensation — Potential Payments upon Termination or Change of Control” below.

Summary Compensation Table

The following table presents compensation information for the years ended December 31, 2006 and 2007 awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and each of our three other most highly compensated executive officers.  We refer to these executive officers as our named executive officers elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffrey T. Housenbold President and Chief Executive Officer	2007 2006	$297,917 $263,366	- $12,500	- -	$916,744 $328,946	$150,000 $137,500	- -	- -		$1,364,661 $742,312
Stephen E. Recht (5) Chief Financial Officer	2007 2006	$248,750 $225,058	$41,446 $50,000	- -	$850,864 $182,880	- -	- -	$125,000 $963	(8) (4)	$1,266,060 $458,901
Mark J. Rubash (6) Chief Financial Officer	2007 2006	$25,487 -	$37,500 -	- -	$71,653 -	- -	- -	- -		$134,640 -
Stanford S. Au Senior Vice President, Technology	2007 2006	$243,250 $172,635	$44,000 $55,000	- -	$431,967 $162,021	- -	- -	- -		$719,217 $389,655
Douglas J. Galen Senior Vice President, Business and Corporate Development	2007 2006	$238,750 $220,349	$58,000 $68,000	- -	$123,478 $80,705	- -	- -	- $1,024	(4)	$420,228 $370,078
Dwayne A. Black (7) Senior Vice President, Operations	2007 2006	$195,885 -	$35,000 -	- -	$197,802 -	- -	- -	$16,987 -	(9)	$445,674 -

_______________________________________________
(1)
These amounts represent discretionary bonuses determined by the Compensation Committee of the Board of Directors with respect to Shutterfly’s 2007 financial performance and, with respect to Mr. Rubash, includes a new hire bonus of $37,500.

(2)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2006 and 2007 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts.  Assumptions used in the calculation of this amount for years ended December 31, 2005, 2006 and 2007 are included in footnote 8 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2008.

(3)	Represents amounts earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis – Fiscal 2007 Compensation – 2007 Cash Bonuses”.
(4)	The amounts represent our discretionary contributions to the employee’s 401(k) account in 2006.
(5)	Mr. Recht’s capacity as chief financial officer ended as of November 29, 2007 and he remained an employee with the company until February 9, 2008.
(6)	Mr. Rubash joined Shutterfly as its Chief Financial Officer on November 29, 2007. His bonus amount of $37,500 represents a new hire bonus.
(7)	Mr. Black joined Shutterfly as its Senior Vice President, Operations on February 12, 2007.
(8)
After the end of the 2007 Fiscal Year, upon Mr. Recht’s termination with the Company on February 9, 2008, Mr. Recht received Other Compensation which included i) $250,000 for severance payment; ii) $24,000 in accrued paid time off.

(9)	The amount represents reimbursement of expenses related to relocation as per Mr. Black’s offer letter dated January 17, 2007.

Grants of Plan-Based Awards

The following table provides information with regard to (a) cash bonuses for 2007 under our performance-based, non-equity incentive plan, and (b) each stock option granted to each named executive officer during 2007.
					All Other Option Awards:
					Number of Shares	Exercise	Grant Date
		Estimated Future Payouts Under Non-Equity			Underlying	Price of	Fair Value of
	Grant	Incentive Plan Awards			Option	Option	Option
Name	Date	Threshold	Target(1)	Maximum	Awards(2)	Awards(3)	Awards

Jeffrey T. Housenbold	N/A	-	$150,000	-	-	-	-
	2/28/2007	-	-	-	300,000	$16.51	$2,001,780
Stephen E. Recht	-	-	-	-	-	-	-
Mark J. Rubash	11/30/2007	-	-	-	270,000	$28.49	$3,374,622
Stanford S. Au	11/15/2007	-	-	-	52,500	$26.70	$614,948
Douglas J. Galen	11/15/2007	-	-	-	75,000	$26.70	$878,497
Dwayne A. Black	2/28/2007	-	-	-	135,000	$16.51	$900,801

__________________________________________

(1)   In 2007 the Compensation Committee put in place a bonus plan under which Mr. Housenbold could earn $150,000 if Shutterfly achieved certain revenue and EBITDA targets.  The $150,000 bonus was earned and is reflected in the Summary Compensation Table above.

(2)   All option awards granted in 2007 were made under our 2006 Plan.  Each of these options vest over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter.  Options expire ten years from the date of grant.  None of the grants made under the 2006 Plan are immediately exercisable.

(3) Represents the fair market value of a share of our common stock in accordance with FAS 123(R).

Outstanding Equity Awards at December 31, 2007

The following table provides information regarding stock options held by our named executive officers as of December 31, 2007.  No named executive officer has any other outstanding form of equity award.

Number of Securities Underlying Unexercised Options (#)
	Grant Date				Option Exercise Price ($)(8)	Option Expiration Date
Name			Exercisable	Unexercisable
Jeffrey T. Housenbold	1/17/05 5/9/06 2/28/07	(1)(6) (2)(6) (1)(7)	681,981 109,374 -	281,165 140,626 300,000	5.50 10.39 16.51	1/16/15 5/9/16 2/27/17
Stephen E. Recht (9)	6/22/04 8/18/05 5/9/06	(3)(6) (1)(6) (1)(6)	99,225 13,533 18,920	28,750 9,667 28,880	0.30 6.00 10.39	6/21/14 8/17/15 5/9/16
Mark J. Rubash	11/30/07	(1)(7)	-	270,000	28.49	11/29/17
Stanford S. Au	5/9/06 11/15/07	(4)(6) (1)(7)	77,500 -	122,500 52,500	10.39 26.70	5/9/16 11/14/17
Douglas J. Galen	3/16/05 5/9/06 11/15/07	(5)(6) (1)(6) (1)(7)	102,499 19,791 -	62,501 30,209 75,000	5.50 10.39 26.70	3/18/15 5/9/16 11/14/17
Dwayne A. Black	2/28/07	(1)(7)	-	135,000	16.51	2/27/17

(1)	Each of these options vest over four years, with 25% vesting after one year from the date of grant and an additional 1/48th of the total number of shares vesting each month thereafter.
(2)	Each of these options vest over four years, with 25% vesting on March 16, 2007 and an additional 1/48th of the total number of shares vesting each month thereafter.
(3)	Each of these options vest over four years, with 25% vesting on June 25, 2005 and an additional 1/48th of the total number of shares vesting each month thereafter.
(4)	Each of these options vest over four years, with 25% vesting on April 3, 2007 and an additional 1/48th of the total number of shares vesting each month thereafter.
(5)	Each of these options vest over four years, with 25% vesting on March 31, 2006 and an additional 1/48th of the total number of shares vesting each month thereafter.
(6)	In connection with the 1999 Plan, all of these options are immediately exercisable.
(7)	In connection with the 2006 Plan, none of these options are immediately exercisable.
(8)
Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option's grant date.  Please see “— Compensation Discussion and Analysis — Stock Option Practices - Grants” above for a discussion of how we have valued our common stock.

(9)
At the time of Mr. Recht’s separation from the Company on February 9, 2008, Mr. Recht’s options were subject to 12 month acceleration.  As of February 9, 2008, Mr. Recht had 250,851 of exercisable options and 73,349 cancelled options.

Fiscal 2007 Option Exercises and Stock Vested

The following table provides information regarding stock option exercises by our named executive officers as of December 31, 2007.  Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.  None of our named executive officers held restricted stock of Shutterfly.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey T. Housenbold	20,000 30,000 25,000	491,400 814,800 663,250
Stephen E. Recht	-	-
Mark J. Rubash	-	-
Stanford S. Au	5,000 5,000	93,412 112,800
Douglas J. Galen	10,000 3,750 10,000 3,750 3,750 3,750	245,700 91,988 297,300 101,663 82,913 80,738
Dwayne A. Black	-	-

Potential Payments upon Termination or Change of Control

We have entered into employment, termination of employment and change-in-control arrangements with our named executive officers as summarized below:

Jeffrey T. Housenbold.   Mr. Housenbold’s offer letter provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Housenbold terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 60 miles from our current headquarters or a material reduction in base salary), Mr. Housenbold will receive severance equal to 15 months of salary plus 125% of the maximum target bonus for the year in which the termination occurred, and all unvested shares of our common stock subject to options granted to Mr. Housenbold will fully vest on his termination date.

We have also agreed that in the event we terminate Mr. Housenbold’s employment without cause, or if Mr. Housenbold terminates his employment for good reason, Mr. Housenbold will receive 12 months salary plus the maximum target bonus for the year in which the termination occurred as severance, and 12 months of unvested shares of our common stock subject to options granted to Mr. Housenbold will fully vest.  Our obligation to make any severance payments is expressly conditioned upon Mr. Housenbold’s execution and delivery of a general release and waiver of all claims.

In the event that a portion of the severance and other benefits provided to Mr. Housenbold under the offer letter or any other agreement, benefit, plan or policy of Shutterfly are subject to a specified federal excise tax in connection with a change of control, such severance and other benefits will be adjusted on a pre-tax basis if necessary to provide Mr. Housenbold with a greater amount of severance and other benefits on an after-tax basis.

For purposes of Mr. Housenbold’s employment offer letter, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) a liquidation or dissolution of Shutterfly.

The following table summarizes the potential payments and benefits payable to Mr. Housenbold upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Housenbold was terminated on December 31, 2007.  Mr. Housenbold’s employment contract requires that the severance payment be in a lump sum.

						Following a Change of Control(1)
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason		Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	-	$300,000		$300,000		$375,000	$375,000
Bonus	-	$150,000		$150,000		$187,500	$187,500
Health Benefits	-	$19,652	(2)	$19,652	(2)	-	-
Value of accelerated stock options	-	$10,064,935		$10,064,935		$12,362,085	$12,362,085

    (1)    In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

    (2)    This amount reflects our maximum 12 month obligation.  If Mr. Housenbold becomes covered by another employer’s health plan during such 12 month period, then our obligation to pay Mr. Housenbold’s health plan coverage shall cease.

Mark J. Rubash.  Mr. Rubash’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly, and in connection with the change of control, merger or acquisition, Mr. Rubash is no longer our Chief Financial Officer, Mr. Rubash will receive six months of salary as severance, and 12 months of unvested shares of our common stock subject to options granted to Mr. Rubash will fully vest.  However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Rubash continues to report to Shutterfly (or its acquirer), Mr. Rubash will not receive such severance and acceleration.

We have also agreed that in the event we terminate Mr. Rubash’s employment without cause, he will receive six months of salary as severance.  Our obligation to make any severance payments is expressly conditioned upon Mr. Rubash’s execution and delivery of a general release and waiver of all claims and return of all Company property.

For purposes of Mr. Rubash’s employment offer letter, a change of control includes (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Rubash upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Rubash was terminated on December 31, 2007.  There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

				Following a Change of Control
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination for Good Reason
Base salary	-	$140,000	-	$140,000	$140,000
Value of accelerated stock options	-	-	-	$2,083,331	$2,083,331

Stanford S. Au.   Mr. Au’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly and in connection with the change of control, merger or acquisition, (1) Mr. Au is no longer our Senior Vice President of Technology, (2) he experiences a diminishment in responsibility or authority or (3) there is a relocation of employment more than 50 miles from our current headquarters and Mr. Au chooses not to relocate, Mr. Au will receive six months of salary as severance and 12 months of unvested shares of our common stock subject to options granted to Mr. Au will fully vest.  However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Au continues to report to the President of Shutterfly (or its acquirer), Mr. Au will not receive such severance and acceleration.

For purposes of Mr. Au’s employment offer letter, a change of control includes (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Au upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Au was terminated on December 31, 2007.  There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

				Following a Change of Control(1)
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination for Good Reason
Base salary	-	-	-	$122,000	$122,000
Value of accelerated stock options	-	-	-	$1,614,992	$1,614,992

(1)    In the event of a change in control, the 1999 Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

      Douglas J. Galen.  Mr. Galen’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly and in connection with the change of control, merger or acquisition, (1) Mr. Galen is no longer our Senior Vice President of Corporate and Business Development, (2) Mr. Galen’s role is materially diminished or (3) our corporate office are relocated from our current headquarters and Mr. Galen chooses not to relocate, Mr. Galen will receive six months of salary as severance and 12 months of unvested shares of our common stock subject to options granted to Mr. Galen will fully vest.  However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Galen continues to report to the President of Shutterfly (or its acquirer), Mr. Galen will not receive such severance and acceleration.

 We have also agreed that in the event we terminate Mr. Galen’s employment without cause, Mr. Galen will receive six months’ salary as severance and six months of unvested shares of our common stock subject to options granted to Mr. Galen will fully vest.  Our obligation to make any severance payments is expressly conditioned upon Mr. Galen’s execution and delivery of a general release and waiver of all claims.

 For purposes of Mr. Galen’s employment offer letter, a change of control includes (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Galen upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Galen was terminated on December 31, 2007.  There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

			Following a Change of Control(1)
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause	Involuntary Termination Not For Cause	Termination for Good Reason
Base salary	-	$120,000	$120,000	$120,000
Value of accelerated stock options	-	$701,250	$1,763,080	$1,614,992

(1)    In the event of a change in control, the 1999 Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

Dwayne A. Black.   Mr. Black’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly and in connection with the change of control, merger or acquisition, (1) Mr. Black is no longer our Senior Vice President of Operations, or (2) he experiences a diminishment in responsibility or authority, Mr. Black will receive six months of salary as severance and 12 months of unvested shares of our common stock subject to options granted to Mr. Black will fully vest.  However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Black continues to report to the President of Shutterfly (or its acquirer), Mr. Black will not receive such severance and acceleration.

For purposes of Mr. Black’s employment offer letter, a change of control includes (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Black upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Black was terminated on December 31, 2007.

				Following a Change of Control
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination for Good Reason
Base salary	-	-	-	$110,000	$110,000
Value of accelerated stock options	-	-	-	$1,021,556	$1,021,556

COMPENSATION OF DIRECTORS

The following table provides information for 2007 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2007.  Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

2007
Name	Fees Earned or Paid in Cash	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Philip A. Marineau	$17,500	$165,603	--	-	$183,103
Patricia A. House	$10,000	$164,367	-	-	$174,367
Eric J. Keller	$15,000	$217,744	-	-	$232,744
Stephen J. Killeen	$10,000	$99,063	-	-	$109,063
Nancy J. Schoendorf	-	-	-	-	-
James N. White	-	$109,679	-	-	$109,679
Jeffrey T. Housenbold(2)			-	-	-
__________________________________________
 (1)   These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 1999 Plan.  Assumptions used in the calculation of this amount for years ended December 31, 2005, 2006 and 2007 are included in footnote 8 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2008.  As of December 31, 2007, the aggregate number of shares underlying outstanding option awards for each non-employee director was as follows: Mr. Marineau – 87,740 stock options; Ms. House – 63,315 stock options; Mr. Keller – 75,182 stock options; Mr. Killeen – 52,740 stock options; Mr. White – 60,000 stock options.  Each of these options vest monthly over three years except that the grant for 8,333 to Mr. Keller vests monthly over a one year period.  Ms. Schoendorf declined her stock option grant.  Options expire ten years from the date of grant.

(2) Mr. Housenbold receives no compensation as a director.

Cash Compensation Paid to Directors.  Each of our independent directors who is not affiliated with one of our major stockholders who serves as a chairperson of a board committee receives the following annual cash retainer, paid in quarterly installments, for each year of such service: for service as the chairperson of the Audit Committee, $15,000; for chairperson of the Compensation Committee, $10,000; for chairperson of the Governance Committee, $10,000.  For 2008, the chair of the Audit Committee is Eric J. Keller; the chair of the Compensation Committee is Patricia A. House; and the chair of the Governance Committee is Stephen J. Killeen.  The Chairman of the Board of Directors receives an annual cash retainer of $17,500.  For 2008, the Chairman of the Board is Philip A. Marineau.

Stock Options Granted to Directors. Each of our independent directors who is not affiliated with one of our major stockholders receives an initial stock option grant of 50,000 shares of our common stock upon joining our Board of Directors.  In addition, the Chairman of the Board is entitled to an initial stock option grant of 35,000 shares.  The shares subject to the option vest monthly over a three-year period from the date of grant.

On the date of our annual meeting, each independent, non-major stockholder affiliated director will receive an additional stock option grant of 10,000 shares of our common stock that will vest monthly over a three-year period from the date of grant.  Each director who received an initial grant or annual refresh grant within twelve (12) months prior to the date of the annual meeting of stockholders shall be granted a pro-rated refresh grant.  At the 2008 annual stockholder meeting, our directors will be granted the following stock options:  Eric J. Keller – 10,000 stock options; James N. White – 10,000 stock options; Patricia A. House – 10,000 stock options; Stephen J. Killeen – 10,000 stock options; and Philip A. Marineau, our Chairman – 20,000 stock options.  Nancy J. Schoendorf declined her stock option grant.  Such grants are based on a formula established by the Board of Directors on February 6, 2007.  The shares subject to the option vest monthly over a three-year period from the date of grant, with the exception of 10,000 options granted to Mr. Marineau for serving as Chairman, which vest monthly over a one-year period.

In addition, Mr. Keller, as chairman of the Audit Committee, will receive a stock option grant of 8,333 shares of our common stock that will vest monthly over a 12-month period from the date of grant.

On February 28, 2007, we granted each of Stephen J. Killeen and James N. White an option to purchase 50,000 shares of our common stock with an exercise price of $16.51 per share, which amount represented their initial stock option grant for their service as directors of the Company.  On February 28, 2007, we granted Philip A. Marineau an option to purchase 85,000 shares of our common stock with an exercise price of $16.51 per share, which amount represented his initial stock option grant for his service as a director and Chairman of the Company.  On February 28, 2007, we granted Patricia A. House an option to purchase 3,315 shares of our common stock with an exercise price of $16.51 per share, which amount represented her pro rata annual stock option grant for her service as director of the Company.  On May 17, 2007, we granted each of Eric J. Keller, James N. White and Patricia A. House an option to purchase 10,000 shares of our common stock with an exercise price of $17.75 per share, which amount represented their annual stock option grant for their service as directors of the Company.  On May 17, 2007, we granted each of Philip A. Marineau and Stephen J. Killeen an option to purchase 2,740 shares of our common stock with an exercise price of $17.75 per share, which amount represented their pro rata annual stock option grant for their service as directors of the Company.  On August 31, 2007, we granted Eric J. Keller an option to purchase 6,849 shares of our common stock with an exercise price of $27.96 per share, which amount represented his pro rata annual stock option grant for his service as audit committee chairman.  In each case, the above stock option grants were pursuant to the terms and conditions of our 2006 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2007, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1).….	5,262,264	$12.30	101,418
Equity Compensation Plans Not Approved by Stockholders(2)….	380,000	$28.49	N/A
Total	5,642,264	N/A	101,418

(1)	Includes the 1999 Plan and the 2006 Plan.

(2)
As of December 31, 2007, we granted a total of 380,000 non-statutory stock options to employees with exercise prices equal to the fair market value of Shutterfly common stock on the date of grant.  Two executive officers (Mark A. Rubash and T. Bernie Blegen) each received an employment inducement stock option grant award not under a shareholder approved plan but pursuant to a Nasdaq approved exception.  Such stock options have the same material terms as stock options granted under the 2006 Plan; namely, the shares subject to the options vest over a four year period at the rate of 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter, the options have 10-year terms and terminate three months after the termination of service, and the options do not automatically accelerate upon a change in control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Patricia A. House, Chairperson
Stephen J. Killeen
Nancy J. Schoendorf

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors.  The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.shutterfly.com.  Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Shutterfly’s audited financial statements as of and for the fiscal year ended December 31, 2007.

The Audit Committee reviewed with PricewaterhouseCoopers LLP such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61.  In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1.  Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.  The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and is seeking ratification of such selection by the stockholders.

Audit Committee
Eric J. Keller, Chairman
James N. White
Patricia A. House

CERTAIN TRANSACTIONS

From January 1, 2007 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest.

Our Audit Committee reviews the fairness and approval of any proposed transaction between management and other related parties of the company (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee.  In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the company’s relationship with the other entity; whether the person has access to confidential company information; and whether the person has an ability to influence company decisions that would affect the other entity.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, is being mailed with this proxy statement.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2007 with the SEC.  It is available free of charge at the SEC’s web site at www.sec.gov.  Upon written request by a Shutterfly stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K.  Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.  All requests should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer
and President
Redwood City, California
April 21, 2008